Exhibit 10.42

BEST ENERGY SERVICES, INC
5433 WESTHEIMER SUITE 825
HOUSTON, TEXAS 77056

December 14, 2009

Mr. Michael Schnackenberg
15 Greenlaw Ct.
Sugar Land, Texas  77441

Dear Mr. Nickel;

This letter agreement (the “Agreement”) will evidence the understanding of Bruce Nickel as a Participant (“Participant”) and Best Energy Services, Inc. (“Best”) with regard to Participant’s participation in the East Texas Project known as the “Akin Prospect” currently being developed by Best Energy Ventures, LLC (“BEV”), a wholly owned subsidiary of BES.

The agreements and obligations of Participant and Best are set forth below.

Upon the execution of this Agreement, Participant shall pay Best by check or wire transfer in immediately available funds the sum of $25,000.  Best has received a short term assignment of the lease(s) comprising 100% of the working interests in the Akin Prospect (the “Term Assignment”), which Term Assignment is attached hereto as Exhibit A.  This Term Assignment is an asset of BEV.

Upon receipt of the $25,000 by Best, subject to the terms and conditions below, Best shall:

1)
Grant Participant a 5 year warrant to acquire 300,000 shares of common stock of Best at a strike price of $0.25 per share; provided, however, that in the event an equity offering by Best is closed within the next 60 days (the “Placement”), the warrant price will be reduced to the price used in such Placement (but no other adjustments will be made to the warrants).  The warrants will be evidenced by, and subject to, Best’s standard form of warrant, which shall include appropriate investment representations.

2)	Grant Participant a 6.25% Membership Interest in BEV, a currently wholly owned subsidiary of Best, which shall hold the Term Assignment of the Akin Prospect.

3)
In addition, in the event that the Akin Prospect is not developed within the time frame sufficient to hold the lease stipulated in Exhibit A, Participant will be granted 250,000 unregistered common shares in Best.

This Agreement may be signed in counterparts and transmitted via facsimile and/or PDF and as such shall evidence concurrence by the executing party of the terms set forth herein.

If this Agreement accurately sets forth your understanding of the agreed upon terms of the deal, please so indicate by signing below and returning an executed copy for our files

Very truly yours,

Mark Harrington
Chairman and CEO

Accepted and Agreed to this 26th day of  April 2010.

/s/ Michael Schnackenberg
Michael Schnackenberg